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                                                                   Sub-Item 77 C

                          INVESCO GLOBAL ADVANTAGE FUND

A Special Meeting ("Meeting") of Shareholders of Invesco Global Advantage Fund was held on Wednesday, April 14, 2011, and was adjourned several times until November 28, 2011. The Meeting on November 28, 2011 was held for the following purpose:

                                                                                             Votes                   Broker
Matter                                                                            Votes For  Against  Abstentions  Non-Votes
------                                                                            ---------  -------  -----------  ---------
(1)     To approve an Agreement  and Plan of  Reorganization  between  Invesco    5,208,111  239,565      626,988          0
        Global Advantage Fund (the "Target Fund") and Invesco Global Growth
        Fund (the "Acquiring Fund") a series of AIM International Mutual Funds
        (Invesco International Mutual Funds), providing for: (a) the acquisition of all of the assets and assumption of all of the liabilities of the Target Fund by the Acquiring Fund in exchange for shares of a corresponding class of the Acquiring Fund; (b) the distribution of such shares of the Target Fund; and (c) the liquidation and termination of the Target Fund.
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